PURCHASE AND SALE AGREEMENT

                          Dated as of April 11, 1997

                                    Between

                              KBK Financial, Inc.

                   INDIVIDUALLY AND AS THE INITIAL SERVICER,

                                      and

                          KBK Receivables Corporation

                           AS THE INITIAL PURCHASER

                               TABLE OF CONTENTS

                                                                          PAGE

                                   ARTICLE I

                        AGREEMENT TO PURCHASE AND SELL

        1.1    Agreement to Purchase and Sell..............................  2
        1.2    Timing of Purchases.........................................  2
        1.3    Consideration for Purchases.................................  3
        1.4    No Recourse.................................................  3
        1.5    No Assumption of Obligations Relating to Receivables,
                 Related Assets or Contracts...............................  3
        1.6    Intention of the Parties....................................  3

                                  ARTICLE II

                         CALCULATION OF PURCHASE PRICE

        2.1    Calculation of Purchase Price...............................  4

                                  ARTICLE III

                  PAYMENT OF PURCHASE PRICE; SERVICING; ETC.

        3.1    Purchase Price Payments.....................................  5
        3.2    The Purchaser Notes.........................................  6
        3.3    Application of Collections and Other Funds..................  6
        3.4    Servicing of Receivables and Related Assets.................  7
        3.5    Purchase Price Adjustments..................................  7
        3.6    Payments and Computations, Etc..............................  8
        3.7    Contribution of Receivables.................................  8
        3.8    Reconveyance of Receivables.................................  8

                                  ARTICLE IV

                            CONDITIONS TO PURCHASES

        4.1    Conditions Precedent to Initial Purchase....................  8
        4.2    Certification as to Representations and Warranties.......... 10
        4.3    Effect of Payment of Purchase Price......................... 10

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                               TABLE OF CONTENTS
                                  (CONTINUED)
                                                                          PAGE

                                   ARTICLE V

                        REPRESENTATIONS AND WARRANTIES

        5.1    Representations and Warranties of KBK....................... 10
        5.2    Representations and Warranties of the Initial Purchaser..... 15

                                  ARTICLE VI

                           GENERAL COVENANTS OF KBK

        6.1.   Affirmative Covenants of KBK................................ 16
        6.2    Reporting Requirements of KBK............................... 18
        6.3    Negative Covenants of KBK................................... 19

                                  ARTICLE VII

                     ADDITIONAL RIGHTS AND OBLIGATIONS IN
                        RESPECT OF THE PURCHASED ASSETS

        7.1    Rights of the Initial Purchaser............................. 21
        7.2    Responsibilities of KBK..................................... 21
        7.3    Further Action Evidencing Purchases......................... 22
        7.4    Collection of Receivables; Rights of the Initial Purchaser
                 and Its Assignees......................................... 23
        7.5    Application of Collections.................................. 24

                                 ARTICLE VIII

                                  TERMINATION

        8.1    Termination Resulting From Purchase Termination Event....... 24
        8.2    Automatic Termination....................................... 25
        8.3    Additional Remedies......................................... 25

                                  ARTICLE IX

                                INDEMNIFICATION

        9.1    Indemnities by KBK.......................................... 25

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                                   ARTICLE X

                                 MISCELLANEOUS

        10.1   Amendments; Waivers; Etc.................................... 28
        10.2   Notices, Etc................................................ 28
        10.3   Cumulative Remedies......................................... 29
        10.4   Binding Effect; Assignability; Survival of Provisions....... 29
        10.5   GOVERNING LAW............................................... 29
        10.6   Costs, Expenses and Taxes................................... 29
        10.7   SUBMISSION TO JURISDICTION; WAIVER OF IMMUNITIES............ 30
        10.8   WAIVER OF JURY TRIAL........................................ 31
        10.9   Integration................................................. 31
        10.10  Captions and Cross References............................... 31
        10.11  Execution in Counterparts................................... 31
        10.12  Acknowledgment and Consent.................................. 31
        10.13  No Partnership or Joint Venture............................. 32
        10.14  No Proceedings.............................................. 32
        10.15  Confidentiality............................................. 32
        10.16  Interest.................................................... 33

                                   SCHEDULES

SCHEDULE 5.1(m)               List of Offices

                                   EXHIBITS

EXHIBIT 3.2             Form of Purchaser Note

EXHIBIT 4.1(d)          Form of UCC Financing Statement

EXHIBIT 4.1(f)-1        Form of Opinion of Special Counsel to KBK

EXHIBIT 4.1(f)-2        Form of Opinion of Special Louisiana Counsel to KBK

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                          PURCHASE AND SALE AGREEMENT

      This Agreement (this "AGREEMENT"), dated as of April 11, 1997, is made between KBK FINANCIAL, INC., a Delaware corporation ("KBK" or the "ORIGINATOR"), as seller, as contributor and as initial Servicer, and KBK RECEIVABLES CORPORATION, a Delaware corporation, as purchaser and contributee (the "INITIAL PURCHASER").


                                  DEFINITIONS


      Except as otherwise specifically provided herein, capitalized terms used in this Agreement have the meanings ascribed to such terms in APPENDIX A to the Receivables Purchase Agreement, dated as of even date herewith, among the Initial Purchaser, KBK, as initial Servicer, XXX Receivables Corporation,
XXX Corporation, as Administrator, and XXX Bank, as Relationship Bank
(as the same may be amended, modified or supplemented from time to time, the "XXX AGREEMENT".

                                   RECITALS

      WHEREAS, KBK wishes to sell Receivables and Related Assets with respect thereto that it now owns and from time to time hereafter will own to the Initial Purchaser, and the Initial Purchaser is willing, on the terms and subject to the conditions contained in this Agreement, to purchase such Receivables and Related Assets from KBK at such times;

      WHEREAS, on the Initial Purchase Date, KBK is transferring certain Receivables and Related Assets to the Initial Purchaser as a contribution to the Initial Purchaser in return for shares of the common stock of the Initial Purchaser; and

      WHEREAS, the Initial Purchaser has entered into the XXX Agreement pursuant to which, among other things, the Initial Purchaser may sell to XXX an undivided percentage ownership interest in the Receivables and Related Assets;

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I

                        AGREEMENT TO PURCHASE AND SELL

      SECTION 1.1 AGREEMENT TO PURCHASE AND SELL. On the terms and subject to the conditions set forth in this Agreement (including, without limitation, ARTICLE IV), KBK agrees to sell to the Initial Purchaser, and hereby sells to the Initial Purchaser, and the Initial Purchaser agrees to purchase from KBK, and hereby purchases from KBK, at the times set forth in SECTION 1.2, but prior to the Purchase Termination Date,

      (a) all of KBK's right, title and interest in, to and under all Receivables (other than Receivables and Related Assets contributed by KBK to the Initial Purchaser pursuant to SECTION 3.7 (the "CONTRIBUTED RECEIVABLES")),

      (b) all of KBK's right, title and interest in and to, but not the obligations under all Related Security with respect to all such Receivables,

      (c) all of KBK's right, title and interest in and to all books and records evidencing or otherwise relating to such Receivables, and

      (d) all Collections in respect of, and other proceeds of, any of the foregoing.

The items listed above in CLAUSES (B), (C) and (D) in relation to any Receivables are herein collectively called the "RELATED ASSETS". The Receivables (including the Contributed Receivables) and the Related Assets are herein sometimes collectively called the "PURCHASED ASSETS". The Initial Purchaser's foregoing commitment to purchase Receivables and Related Assets is herein called the "FACILITY". Each purchase of Receivables and Related Assets by the Initial Purchaser hereunder is herein called a "PURCHASE".

      SECTION 1.2       TIMING OF PURCHASES.

      (a) INITIAL PURCHASES. All of KBK's right, title and interest in the Receivables that exist at the opening of KBK's business on the Initial Purchase Date (other than Contributed Receivables) and in the Related Assets with respect thereto shall be deemed to have been sold to the Initial Purchaser on the Initial Purchase Date without further action by any Person.

      (b) REGULAR PURCHASES. After the date of the initial Purchase hereunder until the Purchase Termination Date, all of KBK's right, title and interest in and to each Receivable and in the Related Assets with respect thereto shall be deemed to have been sold to the Initial Purchaser pursuant hereto immediately (and without further action by any Person) upon the creation of such Receivable.

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      SECTION 1.3 CONSIDERATION FOR PURCHASES. On the terms and subject to the conditions set forth in this Agreement, the Initial Purchaser agrees to make Purchase Price payments to KBK, and to reflect all contributions, in accordance with ARTICLE III.

      SECTION 1.4 NO RECOURSE. Except as specifically provided in this Agreement, the purchase, sale and contribution of Receivables and Related Assets under this Agreement shall be without recourse to KBK; PROVIDED that KBK shall be liable to the Initial Purchaser for all representations, warranties, covenants and indemnities made by KBK pursuant to the terms of this Agreement.

      SECTION 1.5 NO ASSUMPTION OF OBLIGATIONS RELATING TO RECEIVABLES, RELATED ASSETS OR CONTRACTS. Neither the Initial Purchaser nor the Servicer (in such capacity) nor any XXX Party shall have any obligation or liability with respect to any Receivables, any Related Assets, any Contract related to any Receivable, any Factoring Agreement related to any Receivable or any other purchase orders or other agreements related to any Receivable, nor shall the Initial Purchaser, the Servicer (in such capacity), nor any XXX Party have any obligation or liability to any Obligor, any Obligee or other customer or client of KBK (including, without limitation, any obligation to perform any of the obligations of the Originator or any Obligee under any such Receivables, Related Assets, Contracts, Factoring Agreements or other related purchase orders or other agreements). No such obligation or liability is intended to be assumed by the Initial Purchaser, the Servicer (in such capacity), or any XXX Party, and any such assumption is expressly disclaimed.

      SECTION 1.6 INTENTION OF THE PARTIES. It is the express intent of the parties hereto that the transfers of the Receivables (other than Contributed Receivables) and Related Assets by KBK to the Initial Purchaser, as contemplated by this Agreement, be, and be treated as, sales and not as secured loans secured by the Receivables and Related Assets. If, however, notwithstanding the intent of the parties, such transactions are deemed to be loans, or if for any reason and to the extent that title to the Receivables and the Related Assets with respect thereto is not vested in the Initial Purchaser, KBK hereby grants to the Initial Purchaser a present, continuing security interest in all of KBK's right, title and interest in and to the Receivables and the Related Assets now existing and hereafter created, all monies due or to become due and all amounts received with respect thereto, and all proceeds thereof, to secure all of KBK's obligations hereunder. It is also the express intention of the parties hereto that the transfers of Contributed Receivables by KBK to the Initial Purchaser be treated as contributions to the capital of the Initial Purchaser.

                                  ARTICLE II

                         CALCULATION OF PURCHASE PRICE

      SECTION 2.1 CALCULATION OF PURCHASE PRICE. On each day when Receivables are purchased by the Initial Purchaser from KBK pursuant to ARTICLE I hereof (each such date, a "PAYMENT DATE"), subject to SECTIONS 3.1(B) and (D), the "PURCHASE PRICE" to be paid to KBK on such day for the Receivables and Related Assets that are to be sold by KBK on such day shall be determined in accordance with the following formula:

      PP    =     UB X FMVD

      WHERE:

      PP = Purchase Price (to be paid to KBK in accordance with the terms of ARTICLE III) as calculated on such Payment Date.

      UB = (i) for purposes of calculating the Purchase Price on the date of the initial Purchase hereunder, the aggregate Unpaid Balance of all Receivables that existed and were owing to KBK as measured as at the Initial Purchase Date (plus accrued interest on any Receivables arising under Inventory Financing Agreements), LESS an amount equal to the sum of the aggregate Unpaid Balance of all Contributed Receivables, and

                  (ii) for purposes of calculating the Purchase Price for Receivables on each Payment Date thereafter, the aggregate Unpaid Balance of the Receivables described in SECTION 1.2(B) hereof that were sold by KBK to the Initial Purchaser on such Payment Date (plus accrued interest on any Receivables arising under Inventory Financing Agreements).

      FMVD  =     Fair Market Value Discount, as measured on such Payment Date, which is equal to (I) with respect to Receivables arising under Inventory Financing Agreements, 1.00, and (II) with respect to all other Receivables, the quotient (expressed as percentage) of (a) one DIVIDED by ------- (b) the sum of (i) one, plus (ii) the product of (A) the Prime Rate on such Payment Date plus XXX% and (B) a fraction, the numerator of which is the Average Maturity (calculated as of the preceding
                  Cut-Off Date) and the denominator of which is 365, plus (iii) in the event that the three month rolling average of the Default Ratio (as calculated the last day of the month next preceding such Payment Date) exceeds XXX%, an amount equal to such excess.

      "AVERAGE MATURITY" means, at any time, that period of days equal to the average days sales outstanding of the Pool Receivables calculated by the Servicer as of the most recent CutOff Date.

      "PRIME RATE" means a PER ANNUM rate equal to the "prime rate" as published in the "Money Rates" section of The Wall Street Journal or such other publication that the parties may agree to from time to time.

                                  ARTICLE III

                  PAYMENT OF PURCHASE PRICE; SERVICING; ETC.

      SECTION 3.1       PURCHASE PRICE PAYMENTS.

      (a) On each Payment Date, on the terms and subject to the conditions of this Agreement, the Initial Purchaser shall pay to KBK the Purchase Price for the Receivables and Related Assets to be purchased on such day by (i) making a cash payment to or at the direction of KBK to the extent that the Initial Purchaser has cash available to make such payment pursuant to SECTION 3.3, and
(ii) automatically increasing the principal amount outstanding under the Purchaser Note issued to KBK by the amount of the excess, if any, of the Purchase Price to be paid to KBK for such Receivables and Related Assets OVER the amount of any payment made on such day pursuant to CLAUSE (I) next above.

      (b) On each Payment Date, the Initial Purchaser shall reduce the Purchase Price payable to KBK for the Receivables and Related Assets that the Initial Purchaser is to purchase on such day by an amount (the "PURCHASE PRICE ADJUSTMENTS") equal to the difference between (i) the sum of (A) the Dilution Adjustment (as defined in SECTION 3.5(B)), if any, for the immediately preceding Business Day, PLUS (B) the Noncomplying Receivables Adjustment (as defined in
SECTION 3.5(A)), if any, for the immediately preceding Business Day, MINUS (ii) the amount of any payments that the Initial Purchaser shall have received on the immediately preceding Business Day on account of Collections due with respect to Noncomplying Receivables that have been included in an Purchase Price Adjustment previously deducted or paid in accordance with this SECTION 3.1.

      (c) If the Purchase Price Adjustments on any Payment Date exceed the Purchase Price payable by the Initial Purchaser to KBK on such day, then the principal amount of the Purchaser Note shall be automatically reduced by the amount of such excess; PROVIDED, that if the Purchaser Note has been reduced to zero, then KBK shall pay to the Initial Purchaser in cash the amount of such Purchase Price Adjustments on the next succeeding Business Day; and PROVIDED FURTHER, HOWEVER, that at any time (y) when a Liquidation Event or Unmatured Liquidation Event exists or (z) on or after the Purchase Termination Date, the amount of any such credit shall be paid by KBK to the Initial Purchaser by deposit in immediately available funds into the Collection Account for application by Servicer to the same extent as if Collections of the applicable Receivable in such amount had actually been received on such date.

      SECTION 3.2       THE PURCHASER NOTES.

      (a) On or prior to the Initial Purchase Date, the Initial Purchaser shall deliver to KBK a promissory note in the form of EXHIBIT 3.2 payable to the order of KBK (as it may be amended, supplemented, endorsed or otherwise modified from time to time, together with any promissory notes issued from time to time in substitution therefor or renewal thereof in accordance with the Transaction Documents, being herein called the "PURCHASER NOTE"), which Purchaser Note shall, in accordance with its terms, be subordinated to all interests in Receivables and Related Assets and all obligations of the Initial Purchaser, of any nature, now or hereafter arising under or in connection with the XXX Purchase Agreement. The Purchaser Note shall be payable in full on the date which is 91 days after the Final Payout Date. The Purchaser Note shall bear interest during each Settlement Period at the rate per annum set forth therein. The Initial Purchaser may prepay all or part of the outstanding balance of the Purchaser Note from time to time without any premium or penalty, unless such prepayment would result in a default in the Initial Purchaser's payment of any other amount required to be paid by it under any Transaction Document.

      (b) The Servicer shall make all appropriate recordkeeping entries with respect to the Purchaser Note to reflect the payments of the Initial Purchaser thereon and adjustments thereof. The Servicer's books and records shall constitute rebuttable presumptive evidence of the principal amount of and accrued interest on the Purchaser Note at any time. KBK hereby irrevocably authorizes the Servicer to mark the Purchaser Note "CANCELLED" and to return the Purchaser Note to the Initial Purchaser upon the full and final payment thereof after the Purchase Termination Date.

      SECTION 3.3 APPLICATION OF COLLECTIONS AND OTHER FUNDS. If, on any day, the Initial Purchaser receives (a) Collections that it is not required to hold in trust for, or remit to, the XXX Parties pursuant to the XXX Agreement or
(b) proceeds of any sale of or reinvestment in the Asset Interest under the XXX Agreement, the Initial Purchaser shall apply all such funds in their entirety as follows:

            (i) FIRST, to pay or set aside funds for the payment of its accrued expenses, and for the payment of expenses expected to be incurred during the current Settlement Period and the next following Settlement Period to the extent not covered by funds expected to be received by the Initial Purchaser as described above during such period;

            (ii) SECOND, to pay the Purchase Price pursuant to SECTION 3.1 for Receivables and Related Assets to be purchased by the Initial Purchaser on such day; and

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
            (iii) THIRD, subject to Section 7.03(h) of the XXX Agreement, to repay accrued and unpaid interest on, and to ratably prepay any accrued interest on or outstanding principal of, the Purchaser Note.

      SECTION 3.4 SERVICING OF RECEIVABLES AND RELATED ASSETS. Consistent with the Initial Purchaser's ownership of the Receivables and the Related Assets, the Initial Purchaser shall have the sole right to service, administer and collect the Receivables, to assign such right and to delegate such right to others. In consideration of the Initial Purchaser's purchase of the Receivables and the Related Assets, KBK agrees to cooperate fully with the Initial Purchaser to facilitate the full and proper performance of such duties and obligations for the benefit of the Initial Purchaser and the XXX Parties. To the extent that the Initial Purchaser, individually or through the Servicer, has granted or grants powers of attorney to the Administrator under the XXX Agreement, KBK hereby grants a corresponding power of attorney on the same terms to the Initial Purchaser. KBK hereby acknowledges and agrees that the Initial Purchaser, in all of its capacities, shall assign to the Administrator for the benefit of the XXX Parties such powers of attorney and other rights and interests granted by KBK to the Initial Purchaser hereunder, and agrees to cooperate fully with the Administrator in the exercise of such rights.

      SECTION 3.5       PURCHASE PRICE ADJUSTMENTS.

      (a) If, with respect to any Receivable transferred to the Initial Purchaser hereunder (including any Contributed Receivable), on any day the Initial Purchaser, the Originator, the Servicer or the Administrator shall determine that any of the representations or warranties set forth in SECTION 5.1(D), (K) or (W) is not true with respect to any Receivable, then, on such day, KBK shall be deemed to have received on such day a Collection of such Receivable (a "NONCOMPLYING RECEIVABLE") in an amount equal to the Unpaid Balance of such Receivable (herein the sum of all such amounts for all Noncomplying Receivables on any day being collectively called the "NONCOMPLYING RECEIVABLES ADJUSTMENT"), and KBK shall pay the amount of the Noncomplying Receivables Adjustment to the Initial Purchaser in the manner provided for in SECTIONS 3.1(B) and (C).

      (b) If on any day any Receivable (including any Contributed Receivable) is
(i) reduced or cancelled as a result of any defective, rejected or returned goods or services, any cash discount, or any adjustment by the Originator or any Affiliate thereof, (ii) reduced or cancelled as a result of a setoff in respect of any claim by the Obligor thereof against the Obligee or the Originator or any Affiliate thereof (whether such claim arises out of the same or a related or an unrelated transaction), (iii) reduced on account of the obligation of the Originator to pay to the related Obligor any rebate or refund, (iv) reduced as a result of any incorrect billings, allowances, chargebacks, credits or any other reductions or cancellations that are unrelated to the ability of the Obligor to pay such Receivable, or (v) reduced or cancelled or subject to reduction or cancellation as a result of any violation of the related Contract by the related Obligee or the Originator (each of the reductions and cancellations described above in CLAUSES (I) through (V) being herein called a "DILUTION ADJUSTMENT"), then KBK shall be deemed to have received on such day a Collection of such Receivable in the amount of such Dilution Adjustment and KBK shall pay such amount to the Initial Purchaser in the manner provided in SECTIONS 3.1(B) and 3.1(C).

      SECTION 3.6 PAYMENTS AND COMPUTATIONS, ETC. All amounts to be paid by KBK or the Servicer to the Initial Purchaser hereunder shall be paid in accordance with the terms hereof no later than 12:00 noon (New York time) on the day when due in Dollars in immediately available funds to such account as the Initial Purchaser may from time to time specify in writing. Payments received by the Initial Purchaser after such time on any Business Day shall be deemed to have been received on the next Business Day. In the event that any payment becomes due on a day which is not a Business Day, then such payment shall be made on the next succeeding Business Day. If KBK or the Servicer fails to pay when due any amount payable by it hereunder, then KBK or the Servicer shall, to the extent permitted by law, pay to the Initial Purchaser, on demand, interest on such unpaid amount from the date such amount was due until paid in full, at a rate per annum equal to XXX% per annum above the Alternate Base Rate; PROVIDED, HOWEVER, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law. All computations of interest payable hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

      SECTION 3.7 CONTRIBUTION OF RECEIVABLES. On the Closing Date, KBK shall, and hereby does, contribute to the capital of the Initial Purchaser, Receivables and Related Assets with respect thereto consisting of Receivables of KBK that existed on the Initial Cut-Off Date, beginning with the oldest of such Receivables and continuing chronologically thereafter, and all or an undivided interest in the most recent of such Contributed Receivables such that the aggregate Unpaid Balance of all such Contributed Receivables shall be equal to $5,000,000.

      SECTION 3.8 RECONVEYANCE OF RECEIVABLES. In the event that KBK has paid the Initial Purchaser the full Unpaid Balance of any Receivable pursuant to
SECTION 3.5, the Initial Purchaser shall reconvey such Receivable and the Related Assets with respect thereto to KBK, without recourse, representation or warranty, but free and clear of all liens created by the Initial Purchaser. The Initial Purchaser shall take any and all actions (and shall instruct XXX and the Administrator to take any and all actions) reasonably requested by KBK, at the expense of KBK, to assign to KBK all of the Initial Purchaser's right, title and interest in and to such Receivables and the Related Assets with respect thereto.

                                  ARTICLE IV

                            CONDITIONS TO PURCHASES

      SECTION 4.1 CONDITIONS PRECEDENT TO INITIAL PURCHASE. The initial Purchase hereunder is subject to the condition precedent that the Initial Purchaser shall have received each of the following (with copies to the Administrator), on or before the date of such Purchase, each (unless otherwise indicated) dated such date and each in form and substance satisfactory to the Initial Purchaser and the Administrator:

      (a) The XXX Agreement, duly executed by the parties thereto, together with evidence reasonably satisfactory to the Initial Purchaser that all conditions precedent to the initial purchase of an Asset Interest thereunder (other than any condition relating to the effectiveness of the purchase commitment under this Agreement) shall have been met;

      (b) A certificate of the Secretary or Assistant Secretary of KBK certifying (i) the names and the signatures of the incumbent officers of KBK authorized to sign this Agreement and the other Transaction Documents to be delivered by it (on which certificate the Initial Purchaser may conclusively rely until such time as the Initial Purchaser shall receive a revised certificate meeting the requirements of this subsection (b)), (ii) that the copy of the articles or certificate of incorporation of KBK attached thereto and duly certified by the Secretary of State of Delaware as of a recent date acceptable to the Initial Purchaser is a complete and correct copy thereof and that the same has not been amended, modified or supplemented and is in full force and effect as of the date thereof, (iii) that the copy of the by-laws of KBK attached thereto is a complete and correct copy thereof and that such by-laws have not been amended, modified or supplemented and are in full force and effect as of the date thereof, and (iv) the resolutions of KBK's board of directors approving and authorizing the execution, delivery and performance by KBK of this Agreement and the other Transaction Documents to which it is a party, and that such resolutions have not been amended, modified or rescinded and are in full force and effect as of the date thereof;

      (c) Copies of good standing certificates for KBK issued by the Secretary of State of Delaware and by the appropriate official of each other jurisdiction where such qualification is required under SECTION 6.1(B);

      (d) Acknowledgment copies (or other evidence of filing reasonably acceptable to the Initial Purchaser) of (i) proper financing statements (Form UCC-1), filed on or prior to the date of the initial Purchase in the State of Texas and in such other jurisdictions as the Initial Purchaser may reasonably request, substantially in the form of EXHIBIT 4.1(D) or in such other form as the Administrator may reasonably request (with such changes, if any, as the Initial Purchaser may find acceptable in its discretion), naming KBK as the debtor and seller of Receivables and Related Assets, the Initial Purchaser as the secured party and purchaser and Purchaser as assignee; and (ii) such other, similar instruments or documents, if any, as may be necessary or, in the opinion of the Initial Purchaser, desirable under the UCC or any comparable law of all appropriate jurisdictions to perfect the sale by KBK to the Initial Purchaser of the Receivables and Related Assets;

      (e) Search reports provided in writing to the Administrator by Vinson & Elkins L.L.P., (i) listing all effective financing statements or other, similar instruments or documents that name KBK as debtor and that are filed in the jurisdictions in which filings were made pursuant to CLAUSE (D) above and in such other jurisdictions as the Initial Purchaser shall reasonably request, together with copies of such financing statements (none of which, other than (x) any of the financing statements or other instruments or documents described in CLAUSE (D) above, and
(y) any financing statements which shall have been terminated (and of which the Initial Purchaser shall have received satisfactory evidence of termination), shall cover any Receivables or Related Assets), and (ii) listing all tax liens and judgment liens (if any) filed against KBK in the jurisdictions described therein and showing no such Liens;

      (f) A favorable opinion of Vinson & Elkins L.L.P., special counsel to KBK, in substantially the form of EXHIBIT 4.1(F)-1 and a favorable opinion of McGlinchey Stafford, special Louisiana counsel to KBK, in substantially the form of EXHIBIT 4.1(F)-2; and

      (g) Such other agreements, instruments, certificates, opinions and other documents as the Initial Purchaser or the Administrator may reasonably request.

      SECTION 4.2 CERTIFICATION AS TO REPRESENTATIONS AND WARRANTIES. KBK, by accepting the Purchase Price paid for each purchase of Receivables and Related Assets on any day, shall be deemed to have certified that its representations and warranties contained in ARTICLE V are true and correct on and as of such day, with the same effect as though made on and as of such day.

      SECTION 4.3 EFFECT OF PAYMENT OF PURCHASE PRICE. Upon the payment of the Purchase Price (whether in cash or by an increase in the principal amount outstanding under the Purchaser Note pursuant to SECTION 3.1) for any Purchase, title to the Receivables and the Related Assets included in such Purchase shall, subject to SECTION 1.6, vest in the Initial Purchaser, whether or not the conditions precedent to such Purchase were in fact satisfied; PROVIDED that the Initial Purchaser shall not be deemed to have waived any claim it may have under this Agreement for the failure by KBK in fact to satisfy any such condition precedent.

                                   ARTICLE V

                        REPRESENTATIONS AND WARRANTIES

      SECTION 5.1 REPRESENTATIONS AND WARRANTIES OF KBK. In order to induce the Initial Purchaser to enter into this Agreement and to make Purchases and accept contributions hereunder, KBK hereby represents and warrants to the Initial Purchaser as follows:

      (a) ORGANIZATION AND GOOD STANDING. KBK has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted, and had at all relevant times, and now has, all necessary power, authority and legal right to acquire and own the Receivables and Related Assets and to sell the Receivables and Related Assets to the Initial Purchaser.

      (b) DUE QUALIFICATION. KBK is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which (i) the ownership or lease of property or the conduct of its business requires such qualification, licenses or approvals and (ii) the failure so to qualify or to obtain such licenses and approvals could reasonably be expected to have a Material Adverse Effect.

      (c) POWER AND AUTHORITY; DUE AUTHORIZATION. KBK (i) has all necessary power, authority and legal right (A) to execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) to carry out the terms of this Agreement and the other Transaction Documents to which it is a party, (C) to sell, contribute and assign the Receivables and Related Assets to the Initial Purchaser on the terms and conditions provided in this Agreement and, (D) to service the Receivables and the Related Assets in accordance with this Agreement and the XXX Agreement, and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the sale, contribution and assignment described in CLAUSE (I)(C) above.

      (d) VALID SALE OR CONTRIBUTION; BINDING OBLIGATIONS. (i) This Agreement constitutes a valid sale or contribution, as the case may be, transfer and assignment of the Receivables to the Initial Purchaser, enforceable against creditors of, and purchasers from, KBK, and (ii) this Agreement constitutes, and each other Transaction Document to be signed by KBK when duly executed and delivered will constitute, a legal, valid and binding obligation of KBK, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws from time to time in effect affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

      (e) NO VIOLATION. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the articles or certificate of incorporation or by-laws of KBK, or any indenture, loan agreement, receivables purchase agreement, mortgage, deed of trust, or other agreement or instrument to which KBK is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Lien upon any of KBK's properties pursuant to the terms of any such indenture, loan agreement, receivables purchase agreement, mortgage, deed of trust, or other agreement or instrument, other than this Agreement and the other Transaction Documents, or (iii) violate any law or any order, rule, or regulation applicable to KBK of any court or of any federal or state regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over KBK or any of its properties, if such violation could reasonably be expected to have a Material Adverse Effect.

      (f) NO PROCEEDINGS. There are no proceedings or investigations pending, or to KBK's knowledge threatened, before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality (i) asserting the invalidity of this Agreement or any other Transaction Document, (ii) seeking to prevent the sale or contribution and assignment of the Receivables under, or the consummation of any of the other transactions contemplated by, this Agreement or any other Transaction Document, (iii) seeking any determination or ruling that might have a Material Adverse Effect or (iv) seeking to adversely affect the federal income tax attributes of the Purchases hereunder.

      (g) BULK SALES ACT. No transaction contemplated hereby requires compliance with any bulk sales act or similar law.

      (h) GOVERNMENT APPROVALS. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by KBK of this Agreement and each other Transaction Document to which it is a party, except for
(i) the filing of the UCC financing statements referred to in ARTICLE V, and
(ii) the filing of any UCC continuation statements and amendments from time to time required in relation to any UCC financing statements filed in connection with this Agreement, as provided in SECTION 7.3(A), all of which, at the time required in such ARTICLE V or SECTION 7.3(A), as applicable, shall have been duly made and shall be in full force and effect.

      (i) LITIGATION. No injunction, decree or other decision has been issued or made by any court, Governmental Authority or instrumentality thereof that prevents, and, to KBK's knowledge, no threat by any person has been made to attempt to obtain any such decision that would prevent, KBK from conducting a material part of its business operations.

      (j) MARGIN REGULATIONS. The use of all funds obtained by KBK under this Agreement or any other Transaction Document will not conflict with or contravene any of Regulations G, T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time.

      (k) QUALITY OF TITLE. (i) Immediately prior to the sale or transfer of a Receivable hereunder to the Initial Purchaser, KBK has a valid and perfected ownership interest in such Receivable and all Related Assets with respect thereto, free and clear of any Lien (other than any Permitted Lien); (ii) when the Initial Purchaser accepts the Contributed Receivables or makes a Purchase, it shall have acquired a valid and perfected ownership interest in each Pool Receivable and all Related Assets with respect thereto, free and clear of any Lien (other than any Permitted Lien); and (iii) no financing statement or other instrument similar in effect covering any Pool Receivable, any interest therein, or any Related Assets with respect thereto is on file in any recording office except such as may be filed (1) in favor of the Originator or the Initial Purchaser in accordance with the Contracts, (2) in favor of the Initial Purchaser in connection with this Agreement, (3) in favor of XXX or the Administrator in accordance with the XXX Agreement, or (4) otherwise in connection with any Permitted Lien. Appropriately completed UCC financing statements necessary to evidence the conveyance of Receivables from the applicable Obligees under the Factoring Agreements to KBK have been filed in the appropriate offices, and all other actions required to perfect KBK's interest in such Receivables have been performed in accordance with applicable law.

      (l) ACCURATE REPORTS. No information, exhibit, financial statement, document, book, record or report furnished or to be furnished, in each case in writing, by or on behalf of KBK or its Affiliates to the Initial Purchaser or the XXX Parties in connection with this Agreement, in each case as of the date it was or will be dated or certified, was or will be inaccurate in any material respect, contained or will contain any material misstatement of fact or omitted or will omit to state any fact necessary to make the statements contained therein, in the context in which they are made, not materially misleading.

      (m) OFFICES. The principal place of business and chief executive office of KBK is located at the address set forth under its signature hereto, and the offices where KBK keeps all its books, records and documents evidencing Receivables, the related Contracts, the Factoring Agreements and all purchase orders and other agreements related to such Receivables are located at the addresses specified in SCHEDULE 5.1(M) (or at such other locations, notified to the Initial Purchaser in accordance with SECTION 6.1(F), in jurisdictions where all action required by SECTION 7.3 has been taken and completed).

      (n) SERVICING PROGRAMS. No license or approval is required for the Initial Purchaser's use of any program used by Servicer in the servicing of the Receivables, other than those which have been obtained and are in full force and effect.

      (o) RECEIVABLES. Each of the Receivables constitutes an "account," "chattel paper," an "instrument" or a "general intangible" as such terms are defined in the UCC.

      (p) LEGAL NAMES. KBK has not (i) been known by any legal name other than its corporate name as of the date hereof, except to the extent permitted otherwise pursuant to SECTION 6.3(H) or (ii) been the subject of any merger or other corporate reorganization that resulted in a change of name, identity or corporate structure. Neither KBK nor the Initial Purchaser uses trade names (except as set forth on Schedule 6.02(k) to the XXX Agreement) other than their respective actual corporate names.

      (q) INVESTMENT COMPANY ACT. KBK is not, and is not controlled by, an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended.

      (r) FINANCIAL CONDITION. (i) The consolidated balance sheet of KBK and its consolidated subsidiaries as at December 31, 1996 and the related statements of income and shareholders' equity of KBK and its consolidated subsidiaries for the fiscal year then ended, certified by KPMG Peat Marwick LLP independent certified public accountants, copies of which have been furnished to the Initial Purchaser, the Relationship Bank and the Administrator, fairly present the consolidated financial condition, business, business prospects and operations of KBK and its consolidated subsidiaries as at such date and the consolidated results of the operations of KBK and its consolidated subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied,
(ii) since December 31, 1996 there has been no material adverse change in any such condition, business, business prospects or operations and (iii) on the date hereof, and on the date of each sale of Receivables by KBK to the Initial Purchaser (both before and after giving effect to such sale), KBK shall be Solvent.

      (s) TAXES. KBK has filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with generally accepted accounting principles shall have been set aside on its books.

      (t) COMPLIANCE WITH APPLICABLE LAWS. KBK is in compliance, in all material respects, with the requirements of all applicable laws, rules, regulations, and orders of all Governmental Authorities (including, without limitation, Regulation Z, laws, rules and regulations relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy and all other consumer laws applicable to the Receivables, related Contracts and the related Factoring Agreements), except, in each case, to the extent same could not reasonably be expected to have a Material Adverse Effect.

      (u) RELIANCE ON SEPARATE LEGAL IDENTITY. KBK is aware that the Secured Parties are entering into the Transaction Documents to which they are parties in reliance upon the Initial Purchaser's identity as a legal entity separate from KBK.

      (v) PURCHASE PRICE. The Purchase Price payable by the Initial Purchaser to KBK hereunder is intended by the KBK and the Initial Purchaser to be consistent with the terms that would be obtained in an arm's length sale. The Servicer's Fee payable to KBK is intended to be consistent with terms that would be obtained in an arm's length servicing arrangement.

      (w) ELIGIBILITY OF RECEIVABLES. Unless otherwise identified to the Initial Purchaser on the date of the purchase hereunder, each Receivable purchased hereunder is on the date of purchase an Eligible Receivable and, so long as KBK is the Servicer, each Receivable included as an Eligible Receivable in the calculation of Net Pool Balance is an Eligible Receivable as of the date of such calculation.

      (x) MARKING OF RECORDS. KBK has marked its master data processing records with a legend, acceptable to the Initial Purchaser and the Administrator, stating that the Receivables and the Related Assets with respect thereto, have been sold in accordance with this Agreement.

      (y) CERTAIN DEFINITIONS. With respect to this Agreement, the term "Solvent" is defined as follows:

            "SOLVENT" means, with respect to any Person at any time, a condition under which:

            (i) the fair value and present fair saleable value of such Person's total assets is, on the date of determination, greater than such Person's total liabilities (including contingent and unliquidated liabilities) at such time;

            (ii) such Person is and shall continue to be able to pay all of its liabilities as such liabilities mature; and

            (iii) such Person does not have unreasonably small capital with which to engage in its current and in its anticipated business.

For purposes of this definition:

            (A) the amount of a Person's contingent or unliquidated liabilities at any time shall be that amount which, in light of all the facts and circumstances then existing, represents the amount which can reasonably be expected to become an actual or matured liability;

            (B) the "fair value" of an asset shall be the amount which may be realized within a reasonable time either through collection or sale of such asset at its regular market value;

            (C) the "regular market value" of an asset shall be the amount which a capable and diligent business person could obtain for such asset from an interested buyer who is willing to purchase such asset under ordinary selling conditions; and

            (D) the "present fair saleable value" of an asset means the amount which can be obtained if such asset is sold with reasonable promptness in an arm's length transaction in an existing and not theoretical market.

      SECTION 5.2 REPRESENTATIONS AND WARRANTIES OF THE INITIAL PURCHASER. The Initial Purchaser hereby represents and warrants that (a) this Agreement (i) has been duly executed and delivered by the Initial Purchaser and (ii) constitutes the Initial Purchaser's legal, valid and binding obligation, enforceable against the Initial Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws from time to time in effect affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, and (b) the execution, delivery and performance of this Agreement do not violate any applicable law or any agreement to which the Initial Purchaser is a party or by which its properties are bound.

                                  ARTICLE VI

                           GENERAL COVENANTS OF KBK

      SECTION 6.1. AFFIRMATIVE COVENANTS OF KBK. From the date hereof until the Final Payout Date, KBK will:

      (a) COMPLIANCE WITH LAWS, ETC. Comply in all material respects with all applicable laws, rules, regulations and orders with respect to the Pool Receivables, the related Contracts and the related Factoring Agreements.

      (b) PRESERVATION OF CORPORATE EXISTENCE. Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation or organization, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification might reasonably be expected to have a Material Adverse Effect.

      (c) AUDITS. (i) At any time and from time to time upon reasonable notice during regular business hours, permit the Initial Purchaser, the Administrator, the Relationship Bank or any of their agents or representatives, including any certified public accountants or other auditors acceptable to the Administrator and Relationship Bank, (A) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of KBK relating to Pool Receivables and Related Assets, including, without limitation, the related Contracts, the related Factoring Agreements and related purchase orders and other agreements, and (B) to visit the offices and properties of KBK for the purpose of examining such materials described in CLAUSE (I)(A) next above, and to discuss matters relating to Receivables or KBK's performance hereunder with any of the officers or employees of KBK having knowledge of such matters; (ii) permit the Initial Purchaser, the Administrator, the Relationship Bank or any of their agents or representatives, upon the reasonable prior request of the Initial Purchaser, the Administrator or the Relationship Bank, to meet with the independent auditors of KBK, to review such auditors' work papers (including, without limitation, work papers relating to any audit report or audit opinion described in SECTION 6.2(G)) and otherwise to review with such auditors the books and records of KBK with respect to the Receivables and Related Assets; and
(iii) without limiting the provisions of CLAUSE (I) next above, from time to time (A) upon reasonable notice during regular business hours, not more than four times in any calendar year, or (B) on request of the Initial Purchaser, the Administrator or the Relationship Bank at any time when a Purchase Termination Event or a Liquidation Event or Unmatured Liquidation Event under the XXX Agreement shall have occurred and be continuing, permit certified public accountants or other auditors acceptable to the Administrator and Relationship Bank to conduct a review of KBK's books and records with respect to the Pool Receivables and Related Assets.

      (d) KEEPING OF RECORDS AND BOOKS OF ACCOUNT. Maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Pool Receivables in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, records and other information reasonably necessary or advisable for the collection of all Pool Receivables (including, without limitation, records adequate to permit the daily identification of outstanding Unpaid Balances by Obligor and related debit and credit details of the Receivables and all Collections of and adjustments to existing Receivables).

      (e) LOCATION OF OFFICES AND RECORDS. Keep its chief place of business and chief executive office, and the offices where it keeps its records concerning the Receivables, all related Contracts, all related Factoring Agreements and all purchase orders and other agreements related to the Receivables (and all original documents relating thereto), at the address(es) referred to in SECTION 5.1(M) or, upon 30 days' prior written notice to the Administrator, at such other locations in jurisdictions where all action required by SECTION 7.3 shall have been taken and completed.

      (f) CREDIT AND COLLECTION POLICIES. Comply in all material respects with the Credit and Collection Policy in regard to each Pool Receivable, the related Contract and the related Factoring Agreement (if any).

      (g) COLLECTIONS. Instruct all Obligors to cause all Collections on Pool Receivables to be (i) deposited in Lock-Box Accounts which are covered by Lock-Box Agreements, (ii) deposited in the Collection Account or (iii) deposited to certain post-office boxes designated by the Servicer; PROVIDED, HOWEVER, that in the case of Collections on Receivables deposited to such post office boxes, the Servicer shall deposit such Collections in Lock-Box Accounts which are covered by Lock-Box Agreements within two (2) Business Days of receipt.

      (h) TRANSACTION DOCUMENTS. Perform and comply in all material respects with all of its covenants and agreements set forth in the other Transaction Documents to which it is a party.

      (i) PERFORMANCE AND COMPLIANCE WITH POOL RECEIVABLES, CONTRACTS AND FACTORING AGREEMENTS. At its expense timely and fully perform and comply with all material provisions, covenants and other provisions, if any, required to be observed by it under the Contracts and Factoring Agreements related to the Pool Receivables.

      SECTION 6.2 REPORTING REQUIREMENTS OF KBK. From the date hereof until the Final Payout Date, unless the Initial Purchaser shall otherwise consent in writing, KBK will furnish to the Initial Purchaser, the Administrator and the Relationship Bank:

      (a) QUARTERLY FINANCIAL STATEMENTS. As soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of KBK, copies of the quarterly financial statements of KBK and its Subsidiaries prepared on a consolidated basis and on a consolidating basis, in each case in conformity with GAAP, duly certified by the chief financial officer of KBK;

      (b) ANNUAL FINANCIAL STATEMENTS. As soon as available and in any event within 90 days after the end of each fiscal year of KBK, copies of the audited annual financial statements of KBK and its Subsidiaries prepared on a consolidated basis and on a consolidating basis, in each case in conformity with GAAP, duly certified by independent certified public accountants of recognized national standing selected by KBK;

      (c) REPORTS TO HOLDERS AND EXCHANGES. In addition to the reports required by SUBSECTIONS (A) and (B) next above, promptly upon the filing thereof, copies of any reports that KBK files with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and regulations thereunder, as from time to time in effect;

      (d) ERISA. Promptly after the filing or receiving thereof, copies of all reports and notices with respect to any Reportable Event defined in Article IV of ERISA which KBK files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or receives from the Pension Benefit Guaranty Corporation;

      (e) PURCHASE TERMINATION EVENTS, ETC. As soon as possible and in any event within five (5) days after obtaining actual knowledge of the occurrence of any Purchase Termination Event or Unmatured Purchase Termination Event, a written statement of the chief financial officer or chief accounting officer of KBK setting forth details of such event and the action that KBK proposes to take with respect thereto;

      (f) LITIGATION. As soon as possible and in any event within five (5) Business Days of KBK's obtaining actual knowledge thereof, notice of (i) any litigation, investigation or proceeding which may exist at any time which could reasonably be expected to have a Material Adverse Effect and (ii) any development in previously disclosed litigation which development could reasonably be expected to have a Material Adverse Effect;

      (g) AUDIT OF RECEIVABLES. Within one (1) year of the date of this Agreement, and at least once during each calendar year thereafter, PROVIDED that no more than one (1) year elapses between each audit report, an audit report, prepared by KPMG Peat Marwick LLP or such other nationally recognized independent certified public accountants, selected by KBK and reasonably acceptable to the Initial Purchaser, the Administrator and the Relationship Bank, as of a date no more than 90 days prior to the date of such audit report, substantially in the form of the report delivered pursuant to Section 5.01(n) of the XXX Agreement and covering such other matters as the Initial Purchaser, the Administrator or the Relationship Bank may reasonably request;

      (h) CHANGE IN BUSINESS, CREDIT AND COLLECTION POLICY OR CREDIT INSURANCE POLICIES. Prior to its effective date, notice of (i) any material change in the character of KBK's business, and (ii) any material change in the Credit and Collection Policy (whether or not permitted by SECTION 6.3(C)); and

      (i) OTHER. Promptly, from time to time, such other information, documents, records or reports respecting the Receivables or the condition or operations, financial or otherwise, of KBK, including any reports that Initial Purchaser has furnished to KBK or any other Person under the XXX Agreement, as the Initial Purchaser, the Administrator or the Relationship Bank may from time to time reasonably request in order to protect the interests of the Initial Purchaser, the Administrator or Purchaser under or as contemplated by this Agreement and the other Transaction Documents.

      SECTION 6.3 NEGATIVE COVENANTS OF KBK. From the date hereof until the Final Payout Date, KBK will not:

      (a) SALES, LIENS, ETC. (i) Except as otherwise provided herein and in the other Transaction Documents, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Lien (other than any Permitted Lien) upon or with respect to, any Pool Receivable or related Contract or Related Security, or any interest therein, or any LockBox Account to which any Collections of any Pool Receivable are sent, or any right to receive income or proceeds from or in respect of any of the foregoing, and (ii) assert any interest in the Pool Receivables, except as Servicer or subservicer; PROVIDED, HOWEVER, that KBK shall be permitted to sell, assign or otherwise dispose of, or create or suffer to exist any Lien upon or with respect to, any Pool Receivable which has been repurchased by KBK from the Initial Purchaser (and the purchase price paid therefor), or interest therein, and any Contract or Related Security with respect thereto.

      (b) EXTENSION OR AMENDMENT OF RECEIVABLES. Extend, amend or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any material term or condition of any Contract (other than provisions relating to fees and prepayment penalties and providing for the payment and enforcement thereof) or the provisions of a Factoring Agreement described in clause (iv) of the definition of "Related Security" related thereto except as permitted as Servicer under Section 8.02 of the XXX Agreement; PROVIDED, HOWEVER, that KBK may terminate financing under a Factoring Agreement or Inventory Financing Agreement, provided that such termination shall not amend or modify any Pool Receivable created prior to such termination.

      (c) CHANGE IN BUSINESS OR CREDIT AND COLLECTION POLICY. Make any change in the character of its business or in the Credit and Collection Policy, which change would, in either case, impair the collectibility of any Pool Receivable or otherwise materially adversely affect the interests or remedies of Initial Purchaser under this Agreement or any other Transaction Document.

      (d) CHANGE IN PAYMENT INSTRUCTIONS TO OBLIGORS. Add or terminate any bank as a Lock-Box Bank or as a Collection Account Bank from those listed in SCHEDULE 7.03(D) to the XXX Agreement or make any change, or permit the Obligees to make any changes, in instructions to Obligors regarding payments to be made to KBK, Initial Purchaser or Servicer or payments to be made to any Lock-Box Bank unless
(i) the Initial Purchaser (with the consent of the Administrator and the Relationship Bank) shall have approved such addition, termination or change, and
(ii) the Initial Purchaser and the Administrator shall have received duly executed copies of Lock-Box Agreements with each new Lock-Box Bank or Collection Account Agreement with the new Collection Account Bank, as the case may be.

      (e) CHANGES TO CERTAIN DOCUMENTS. Except as otherwise permitted herein or the XXX Agreement, enter into any amendment or modification of or supplement to any of the other Transaction Documents to which it is a party.

      (f) MERGERS, ACQUISITIONS, SALES, ETC. Unless the Relationship Bank shall have consented thereto, be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or, except in the ordinary course of its business, sell, transfer, convey or lease substantially all of its assets (other than pursuant to this Agreement and the other Transaction Documents), except for (i) any such merger or consolidation of or by any wholly-owned Subsidiary into KBK, (ii) any such purchase or other acquisition by KBK of the assets or stock of any wholly-owned Subsidiary and
(iii) any such sale, transfer, conveyance lease or assignment by KBK to any wholly-owned Subsidiary.

      (g) NEGATIVE PLEDGES. Enter into or assume any agreement (other than this Agreement and the other Transaction Documents) prohibiting the creation or assumption of any Lien upon any Pool Receivables or Related Assets, whether now owned or hereafter acquired, as contemplated by the Transaction Documents, or otherwise prohibiting or restricting any transaction contemplated hereby or by the other Transaction Documents.

      (h) CHANGE IN NAME. Change its corporate name or the name under or by which it does business, unless it shall have given the Servicer, the Initial Purchaser, the Administrator and the Relationship Bank 30 days' prior written notice thereof and unless, prior to any such change in name, KBK shall have filed (or shall have caused to be filed) such financing statements or amendments as the Servicer, the Initial Purchaser or the Administrator determines may be necessary to continue the perfection of the Initial Purchaser's interest in the Receivables and Related Assets.

      (i) DEPOSITS TO COLLECTION ACCOUNT. Deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Collection Account any cash or cash proceeds other than Collections of Pool Receivables.

                                  ARTICLE VII

                     ADDITIONAL RIGHTS AND OBLIGATIONS IN
                        RESPECT OF THE PURCHASED ASSETS

      SECTION 7.1       RIGHTS OF THE INITIAL PURCHASER.

      (a) KBK hereby authorizes the Initial Purchaser, the Servicer and/or their respective designees to take any and all steps in KBK's name and on behalf of KBK that the Initial Purchaser, the Servicer and/or their respective designees determine are necessary or desirable to collect all amounts due under any and all Purchased Assets, including, without limitation, endorsing the name of KBK on checks and other instruments representing Collections and enforcing all Receivables and Related Assets.

      (b) The Initial Purchaser shall have no obligation to account for, to replace, to substitute or to return any Purchased Asset to KBK. The Initial Purchaser shall have no obligation to account for, or to return to KBK, Collections, or any interest or other finance charge collected pursuant thereto, without regard to whether such Collections and charges are in excess of the Purchase Price for such Purchased Assets.

      (c) The Initial Purchaser shall have the unrestricted right to further assign, transfer, deliver, hypothecate, subdivide or otherwise deal with the Purchased Assets, and all of the Initial Purchaser's right, title and interest in, to and under this Agreement, on whatever terms the Initial Purchaser shall determine, pursuant to the XXX Agreement or otherwise.

      (d) The Initial Purchaser shall have the sole right to retain any gains or profits created by buying, selling or holding the Purchased Assets and shall have the sole risk of and responsibility for losses or damages created by such buying, selling or holding.

      SECTION 7.2 RESPONSIBILITIES OF KBK. Anything herein to the contrary notwithstanding:

      (a) KBK agrees to deliver directly to the Servicer (for the Initial Purchaser's account), within one (1) Business Day of receipt thereof, any Collections that it receives, in the form so received, and agrees that all such Collections shall be deemed to be received in trust for the Initial Purchaser and shall be maintained and segregated separate and apart from all other funds and moneys of KBK until delivery of such Collections to the Servicer.

      (b) KBK shall perform all of its obligations hereunder and its obligations (if any) under the Contracts and Factoring Agreements related to the Pool Receivables and Related Assets and under the related purchase orders to the same extent as if such Receivables had not been sold, and the exercise by the Initial Purchaser or its designee or assignee of the Initial Purchaser's rights hereunder or in connection herewith shall not relieve KBK from such obligations.

      (c) KBK hereby grants to the Initial Purchaser an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of KBK all steps necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by KBK or transmitted or received by the Initial Purchaser (whether or not from KBK) in connection with any Purchased Asset.

      SECTION 7.3 FURTHER ACTION EVIDENCING PURCHASES. KBK agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action, in order to perfect, protect or more fully evidence the contribution or purchase of the Pool Receivables and the Related Assets by the Initial Purchaser hereunder, or to enable the Initial Purchaser to exercise or enforce any of its rights hereunder or under any other Transaction Document. KBK further agrees from time to time, at its expense, promptly to take all action that the Initial Purchaser, the Servicer or the Administrator may reasonably request in order to perfect, protect or more fully evidence such purchase of the Pool Receivables and the Related Assets or to enable the Initial Purchaser or XXX (as the assignees of the Initial Purchaser) to exercise or enforce any of its or their respective rights hereunder or under any other Transaction Document in respect of the Receivables and the Related Assets. Without limiting the generality of the foregoing, upon the request of the Initial Purchaser, KBK will:

      (a) execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as the Initial Purchaser or the Administrator may reasonably determine to be necessary or appropriate; and

      (b) mark the master data processing records evidencing the Pool Receivables and, if requested by the Initial Purchaser or the Administrator, legend, or cause the related Obligees to legend, the related Contracts.

      KBK hereby authorizes the Initial Purchaser or its designee to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Receivables and Related Assets of KBK, in each case whether now existing or hereafter generated. If KBK fails to perform any of its agreements or obligations under this Agreement, the Initial Purchaser or its designee may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the reasonable expenses of the Initial Purchaser or its designee or assignee incurred in connection therewith shall be payable by KBK under SECTION 10.6.

      SECTION 7.4 COLLECTION OF RECEIVABLES; RIGHTS OF THE INITIAL PURCHASER AND ITS ASSIGNEES.

      (a) KBK hereby transfers to the Administrator on behalf of XXX (as transferee of the Asset Interest in the Purchased Assets) the ownership of, and the exclusive dominion and control over, all Lock-Box Accounts owned by KBK, and KBK hereby agrees to take any further action that the Initial Purchaser or the Administrator may reasonably request in connection with such transfer. In no event shall the rights of the Administrator as set forth in this SECTION 7.4 constitute or be deemed to constitute a waiver of any rights that the Initial Purchaser may have in amounts on deposit in the Lock-Box Accounts.

      (b) At any time following the designation of a Servicer other than KBK pursuant to the XXX Agreement:

            (i) The Initial Purchaser or the Administrator may direct the Obligors of Pool Receivables, or any of them, to pay all amounts payable under any Pool Receivable directly to the Administrator or its designee.

            (ii) KBK shall, at the Initial Purchaser's or the Administrator's request and at KBK's expense, give notice of such ownership to each such Obligor and direct that payments be made directly to the Administrator or its designee.

            (iii) KBK shall, at the Initial Purchaser's or the Administrator's request, (A) assemble all of the documents, instruments and other records (including, without limitation, computer programs, tapes and disks) which evidence the Pool Receivables, and the related Contracts and Related Security, or which are otherwise necessary or desirable to collect such Receivables, and make the same available at a place selected by the Administrator, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Pool Receivables, in a manner reasonably acceptable to the Administrator, and promptly upon receipt remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrator or its designee.

            (iv) KBK and the Initial Purchaser each hereby authorizes the Administrator to take any and all steps in KBK's name and on behalf of KBK and the Initial Purchaser that are necessary or desirable, in the reasonable determination of the Administrator to collect all amounts due under any and all Purchased Assets, including, without limitation, giving orders to carriers or other bailees of goods covered by Receivables to change the consignee of such goods or to release and deliver such goods to the relevant Obligors, endorsing the Initial Purchaser's and/or KBK's name on checks and other instruments representing Collections and enforcing the Receivables, Related Assets and the Contracts related to such Receivables.

      SECTION 7.5 APPLICATION OF COLLECTIONS. Any payment by an Obligor in respect of any indebtedness owed by it to KBK shall, except as otherwise specified by such Obligor or otherwise required by contract or law, be applied, first, as a Collection of any Receivable or the Receivables of such Obligor to the extent of any amounts then due and payable thereunder and, second, to any other indebtedness of such Obligor to KBK.

                                 ARTICLE VIII

                                  TERMINATION

      SECTION 8.1       TERMINATION RESULTING FROM PURCHASE TERMINATION EVENT.

      (a) PURCHASE TERMINATION EVENTS. Each of the following events or occurrences described in this SECTION 8.1(A) shall constitute a "PURCHASE TERMINATION EVENT":

            (i) (A) A Liquidation Event of the type described in Section 10.01(a)(ii) of the XXX Agreement shall have occurred or (B) a Liquidation Event shall have occurred (other than a Liquidation Event described in SUBCLAUSE (A) above), and the Administrator shall have declared the commencement of the Liquidation Period; or

            (ii) KBK (A) shall fail to make any payment or deposit to be made by it when due under ARTICLE III and such failure shall remain unremedied for one (1) Business Day, or (B) shall fail to make any other payment or deposit to be made by it hereunder or under any other Transaction Document to which it is a party within two (2) Business Days (ten (10) days with respect to payment obligations under SECTION 9.1 or SECTION 10.6) after notice from the relevant payee or, if later, when such payment is otherwise due hereunder or under such other Transaction Document; or

            (iii) Any representation or warranty made or deemed to be made by KBK (or any of its officers) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered pursuant hereto or thereto shall prove to have been false or incorrect in any material respect when made or deemed made and such condition (other than a breach of any of the representations set forth in SECTION 5.1(D), (K) or (W) for which KBK has satisfied its payment obligations under SECTION 3.5) shall continue unremedied for a period of ten (10) Business Days after (A) written notice thereof shall have been given to KBK by the Servicer or the Initial Purchaser or (B) KBK has actual knowledge thereof; or

            (iv) KBK shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and such failure shall remain unremedied for five (5) Business Days after (A) written notice thereof shall have been given to KBK by the Servicer or the Initial Purchaser or (B) KBK has actual knowledge thereof; or

                  (v) The representation set forth in SECTION 5.1(R)(II) shall no longer be true;

      or

            (vi) An Event of Bankruptcy shall have occurred with respect to KBK.

      (b) OPTIONAL TERMINATION BY THE INITIAL PURCHASER. Upon the occurrence of a Purchase Termination Event (other than a Purchase Termination Event described in SECTION 8.1(A)(VI)), the Initial Purchaser, with the consent of the Administrator, shall have the option, by notice to KBK (with a copy to the Administrator), to terminate its obligations to purchase Receivables under this Agreement. Notwithstanding the occurrence of the Purchase Termination Date, all obligations of KBK under the Transaction Documents that shall have arisen prior to the Purchase Termination Date shall survive until each such Obligation has been finally and fully paid and performed by KBK.

      SECTION 8.2 AUTOMATIC TERMINATION. The agreement of KBK to sell Receivables hereunder, and the agreement of the Initial Purchaser to purchase Receivables from KBK hereunder, shall terminate automatically on the earlier to occur of (a) a Purchase Termination Event of the type described in SECTION 8.1(A)(VI) and (b) the date on which the Liquidation Period shall have commenced under the XXX Agreement.

      SECTION 8.3 ADDITIONAL REMEDIES. Upon any termination of the Facility as a result of the occurrence of a Purchase Termination Event, the Initial Purchaser shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable laws, which rights shall be cumulative. Without limiting the foregoing, the occurrence of a Purchase Termination Event hereunder shall not deny to the Initial Purchaser any remedy in addition to termination of the Facility to which the Initial Purchaser may be otherwise appropriately entitled, whether by statute or applicable law, at law or in equity.

                                  ARTICLE IX

                                INDEMNIFICATION

      SECTION 9.1       INDEMNITIES BY KBK.

      (a) INDEMNIFICATION. Without limiting any other rights which any Indemnified Party (as defined below) may have hereunder or under applicable law, KBK hereby agrees to indemnify the Initial Purchaser, each of its successors, permitted transferees and assigns (including without limitation, XXX), each "INDEMNIFIED PARTY" as defined in the XXX

Purchase Agreement, and all officers, directors, shareholders, controlling Persons, employees and agents of any of the foregoing (each of the foregoing Persons being individually called an "INDEMNIFIED PARTY"), forthwith on demand (which demand shall be accompanied by a statement setting forth the reason for such demand and a calculation of the amount thereof), from and against any and all damages, losses, claims (whether on account of settlements or otherwise, and whether or not the relevant Indemnified Party is a party to any action or proceeding that gives rise to any Indemnified Losses (as defined below)), judgments, liabilities and related costs and expenses (including reasonable attorneys' fees and disbursements) awarded against or incurred by any of them arising out of or as a result of any of the following (all of the foregoing being collectively called "INDEMNIFIED LOSSES"):

            (i) any transfer by KBK of any interest in any Pool Receivable or Related Assets other than the transfer of Receivables by KBK to the Initial Purchaser pursuant to this Agreement;

            (ii) any representation or warranty made by KBK under or in connection with this Agreement or any other Transaction Document, or any other information or report delivered by or on behalf of KBK pursuant hereto, which shall have been false, incorrect or misleading in any material respect when made or deemed made or delivered, as the case may be;

            (iii) the failure by KBK to comply with any applicable law, rule or regulation with respect to any Pool Receivable, the related Contract or the related Factoring Agreement (if any), or the nonconformity of any Pool Receivable, the related Contract or the related Factoring Agreement (if any) with any such applicable law, rule or regulation;

            (iv) the failure to vest in the Initial Purchaser the ownership of the Pool Receivables, free and clear of any Lien, other than any Permitted Lien, whether existing at the time of any Purchase or at any time thereafter;

            (v) the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables or Related Assets as required under the Transaction Documents, whether at the time of any contribution or Purchase or at any time thereafter;

            (vi) any dispute, claim, offset or defense (other than discharge in bankruptcy) of the Obligor to the payment of any Pool Receivable (including, without limitation, a defense based on such Pool Receivable's or the related Contract's not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services;

            (vii) any matter described in SECTION 3.5(A) or (B) (to the extent of any Indemnified Losses not fully covered by a Noncomplying Receivable Adjustment or Dilution Adjustment);

            (viii) any failure of KBK, as Servicer or otherwise, to perform its duties or obligations in accordance with this Agreement;

            (ix) any products liability claim arising out of or in connection with merchandise or services that are the subject of any Pool Receivable;

            (x) any breach of any related Contract with respect to any Pool Receivable by the Originator (to the extent of any Indemnified Losses not fully covered by a Noncomplying Receivable Adjustment or Dilution Adjustment);

            (xi)  any litigation, proceedings or investigation against KBK; and

            (xii) any tax or governmental fee or charge (but not including taxes upon or measured by net income), all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses, including the reasonable fees and expenses of counsel in defending against the same, which may arise by reason of the contribution, purchase or ownership of the Pool Receivables or any interest therein or in any goods which secure any such Receivables.

Notwithstanding the foregoing (and with respect to CLAUSE (II) below, without prejudice to the rights that the Initial Purchaser may have pursuant to the other provisions of this Agreement or the provisions of any of the other Transaction Documents), in no event shall any Indemnified Party be indemnified for any Indemnified Losses (i) resulting from gross negligence or willful misconduct on the part of such Indemnified Party, or (ii) to the extent the same includes losses in respect of Receivables and reimbursement therefor that would constitute credit recourse to KBK or the Servicer for the amount of any Receivable or Related Asset not paid by the related Obligor (except as otherwise specifically provided in this SECTION 9.1). IT IS THE EXPRESS INTENT OF THE PARTIES HERETO THAT SUCH INDEMNIFIED PARTY BE INDEMNIFIED FOR INDEMNIFIED LOSSES (SUBJECT TO THE EXCLUSIONS SET FORTH ABOVE) RESULTING FROM THE ORDINARY, SOLE OR CONTRIBUTORY NEGLIGENCE OF SUCH INDEMNIFIED PARTY.

      (b) CONTEST OF TAX CLAIM; AFTER-TAX BASIS. If any Indemnified Party shall have notice of any attempt to impose or collect any tax or governmental fee or charge for which indemnification will be sought from KBK under SECTION 9.1(A)(XII), such Indemnified Party shall give prompt and timely notice of such attempt to KBK and KBK shall have the right, at its expense, to participate in any proceedings resisting or objecting to the imposition or collection of any such tax, governmental fee or charge. Indemnification hereunder shall be in an amount necessary to make the Indemnified Party whole after taking into account any tax consequences to the Indemnified Party of the payment of any of the aforesaid taxes and the receipt of the indemnity provided hereunder or of any refund of any such tax previously indemnified hereunder, including the effect of such tax or refund on the amount of tax measured by net income or profits which is or was payable by the Indemnified Party.

      (c) CONTRIBUTION. If for any reason the indemnification provided above in this SECTION 9.1 (and subject to the exceptions set forth therein) is unavailable (other than by reason of a final adjudication by a court of competent jurisdiction that a claim is not within the scope of such indemnification) to an Indemnified Party or is insufficient to hold an Indemnified Party harmless, then KBK shall contribute to the maximum amount payable or paid by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and KBK on the other hand, but also the relative fault of such Indemnified Party (if any) and KBK and any other relevant equitable considerations.

                                   ARTICLE X

                                 MISCELLANEOUS

      SECTION 10.1      AMENDMENTS; WAIVERS; ETC.

      (a) The provisions of this Agreement may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and signed by the Initial Purchaser and KBK (with respect to an amendment) or by the Initial Purchaser (with respect to a waiver or consent by it) and in either case with the consent of the Administrator, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

      (b) No failure or delay on the part of the Initial Purchaser, any Indemnified Party or any XXX Party or any other third party beneficiary in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on KBK in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Initial Purchaser, the Administrator or the Servicer under this Agreement shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval under this Agreement shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

      SECTION 10.2 NOTICES, ETC. All notices and other communications to be given hereunder to any party hereto shall be given to such party at its address or facsimile number set forth under its signature hereto and otherwise in accordance with Section 14.02 of the XXX Agreement. Copies of all notices and other communications provided for hereunder shall be delivered to the Administrator at its address for notices set forth in the XXX Agreement. All notices and communications provided for hereunder shall be effective in accordance with the last sentence of Section 14.02 of the XXX Agreement.

      SECTION 10.3 CUMULATIVE REMEDIES. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, KBK hereby authorizes the Initial Purchaser, at any time and from time to time, to the fullest extent permitted by law, to set off, against any obligations that are then due and payable of KBK, or that are not then due and payable from KBK but are accruing in respect of the then current month, any and all indebtedness at any time owing by the Initial Purchaser to or for the credit or the account of KBK.

      SECTION 10.4 BINDING EFFECT; ASSIGNABILITY; SURVIVAL OF PROVISIONS. This Agreement shall be binding upon and inure to the benefit of the Initial Purchaser and KBK and their respective successors and permitted assigns. KBK may not assign any of its rights hereunder or any interest herein without the prior written consent of the Initial Purchaser and the Administrator. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Final Payout Date or such time as the parties hereto shall agree. The rights and remedies with respect to any breach of any representation and warranty made by KBK pursuant to ARTICLE V and the indemnification and payment provisions of
ARTICLE IX and SECTIONS 10.6 and 10.14 shall be continuing and shall survive any termination of this Agreement.

      SECTION 10.5 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES, EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE INTERESTS OF THE INITIAL PURCHASER IN THE RECEIVABLES AND THE RELATED ASSETS ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF TEXAS.

      SECTION 10.6 COSTS, EXPENSES AND TAXES. In addition to the obligations of KBK under ARTICLE IX, KBK agrees to pay on demand:

      (a) all reasonable out-of-pocket and other costs and expenses (including reasonable attorneys' fees and expenses incurred at or before any trial or on appeal or otherwise) incurred by the Initial Purchaser or any successor in interest to the Initial Purchaser, in connection with:

            (i) the preparation, negotiation, execution and delivery of this Agreement and the other Transaction Documents, any amendment of or consent or waiver under any of the Transaction Documents which is requested or proposed by KBK (whether or not consummated), or the enforcement against KBK of, or any actual or claimed breach by KBK of, including, without limitation, the reasonable fees and expenses of counsel to the

      Initial Purchaser or any successor in interest incurred at or before any trial or on appeal or otherwise in connection with any of the foregoing or in advising such Person as to its respective rights and remedies under any of the Transaction Documents in connection with any of the foregoing;

            (ii) the administration (including periodic auditing as provided for herein) of this Agreement and the other Transaction Documents, including, to the extent provided in SECTION 6.1(C), all reasonable out-of-pocket expenses (including reasonable fees and expenses of independent accountants and of the Relationship Bank with respect to audits conducted thereby), incurred in connection with any review of KBK's books and records either prior to the execution and delivery hereof or pursuant to
      SECTION 6.1(C) or 6.2(G); and

      (b) all stamp and other taxes (excluding upon or measured by net income) and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement or the other Transaction Documents, and KBK agrees to indemnify each Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

      SECTION 10.7 SUBMISSION TO JURISDICTION; WAIVER OF IMMUNITIES. EACH PARTY HERETO HEREBY IRREVOCABLY ACKNOWLEDGES AND AGREES THAT:

      (A) IT IRREVOCABLY (I) SUBMITS TO THE JURISDICTION, FIRST, OF ANY UNITED STATES FEDERAL COURT, AND SECOND, IF FEDERAL JURISDICTION IS NOT AVAILABLE, OF ANY TEXAS STATE COURT, IN EITHER CASE SITTING IN FORT WORTH, TEXAS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, (II) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED ONLY IN SUCH TEXAS STATE OR FEDERAL COURT AND NOT IN ANY OTHER COURT, AND (III) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.

      (B) TO THE EXTENT THAT IT HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM THE JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID TO EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, IT HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER OR IN CONNECTION WITH THIS AGREEMENT.

      SECTION 10.8 WAIVER OF JURY TRIAL. EACH PARTY HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), ACTIONS OF ANY OF THE PARTIES HERETO OR ANY OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL NOT BE TRIED BEFORE A JURY.

      SECTION 10.9 INTEGRATION. This Agreement and the other Transaction Documents contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and thereof and shall together constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof, superseding all prior oral or written understandings.

      SECTION 10.10 CAPTIONS AND CROSS REFERENCES. The various captions (including, without limitation, the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise provided herein, references in this Agreement to any "Section," "Exhibit" or "Schedule" are to such Section of or Exhibit or Schedule to this Agreement, as the case may be. The words "herein," "hereof," and "hereunder" and other words of similar import refer to this Agreement as a whole, including the appendices, exhibits and schedules hereto, as the same may from time to time be amended or supplemented and not to any particular section, subsection or clause contained in this Agreement.

      SECTION 10.11 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

      SECTION 10.12     ACKNOWLEDGMENT AND CONSENT.

      (a) KBK, individually and as initial Servicer, acknowledges that, contemporaneously herewith or at any time hereafter, the Initial Purchaser is assigning or will assign to XXX, pursuant to the XXX Agreement, one or more undivided interests in all of the Initial Purchaser's rights, title and interest in, to and under the Purchased Assets, this Agreement and all of the other Transaction Documents. KBK, individually and as initial Servicer, hereby consents to such assignments, including, without limitation, the assignment by the Initial Purchaser to XXX of (i) the right of the Initial Purchaser, at any time, to enforce this

Agreement against KBK and the obligations of KBK thereunder, (ii) the right to appoint a successor to the Servicer as set forth therein, (iii) the right, at any time, to give or withhold any and all consents, requests, notices, directions, approvals, demands, extensions or waivers under or with respect to this Agreement, any other Transaction Document or the obligations in respect of KBK hereunder or thereunder to the same extent as the Initial Purchaser may do, and (iv) all of the Initial Purchaser's rights, remedies, powers and privileges, and all claims of the Initial Purchaser against KBK, under or with respect to this Agreement and the other Transaction Documents (whether arising pursuant to the terms of this Agreement or otherwise available at law or in equity). Each of the parties hereto acknowledges and agrees that the XXX Parties are third party beneficiaries of the rights of the Initial Purchaser arising hereunder and under the other Transaction Documents to which KBK is a party.

      (b) KBK hereby agrees to execute all agreements, instruments and documents, and to take all other action, that the Initial Purchaser or the Administrator determines is necessary or reasonably desirable to evidence its consent described in SUBSECTION (A) above.

      (c) KBK hereby acknowledges that its obligations to XXX, as assignee of the Initial Purchaser, are and shall be, to the extent permitted by applicable law or not prohibited by any order of any court or administrative or regulatory authority, absolute and unconditional under any and all circumstances and shall be unaffected by any claims, offsets or other defenses KBK may have against the Initial Purchaser (other than in respect of the Purchaser Note), and KBK agrees that it shall not interpose any such claims, offsets or defenses as a defense to its performance of its obligations under the Transaction Documents to which it is a party.

      SECTION 10.13 NO PARTNERSHIP OR JOINT VENTURE. Nothing contained in this Agreement shall be deemed or construed by the parties hereto or by any third person to create the relationship of principal and agent or of partnership or of joint venture.

      SECTION 10.14 NO PROCEEDINGS. KBK hereby agrees that it will not institute against the Initial Purchaser or XXX, or join any other Person in instituting against the Initial Purchaser or XXX, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of "EVENT OF BANKRUPTCY") so long as (in relation to the Initial Purchaser) the Final Payout Date shall not have occurred or there shall not have elapsed one (1) year PLUS one (1) day since the Final Payout Date (or in relation to XXX) any commercial paper notes issued by XXX shall be outstanding or there shall not have elapsed one (1) year PLUS one (1) day since the last day on which any such commercial paper note shall have been outstanding.

      SECTION 10.15 CONFIDENTIALITY. KBK hereby acknowledges and agrees to be bound by the provisions of Section 14.08 of the XXX Agreement as if it were a party thereto. The Initial Purchaser, for the benefit of KBK, hereby acknowledges and agrees to be bound by the provisions of Section 14.07 of the XXX Agreement to the same extent as the XXX Parties.

      SECTION 10.16 INTEREST. It is the express intent of the parties that
Article 5069-1.14 of the Texas Revised Civil Statutes apply to the Purchases occurring under this Agreement. Without limitation to such intent or to the express intent of the parties set forth in the first and third sentences of
SECTION 1.6 hereof, if the Purchases occurring under this Agreement are ever determined to constitute financing arrangements, the parties hereto intend that the Initial Purchaser shall conform strictly to usury laws applicable to it, if any. Accordingly, if the transactions contemplated hereby would be usurious under applicable law, if any, then, in that event, notwithstanding anything to the contrary in this Agreement or any other agreement entered into in connection with this Agreement, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received by the Initial Purchaser under this Agreement or under any other agreement entered into in connection with this Agreement shall under no circumstances exceed the Highest Lawful Rate and any excess shall be cancelled automatically and, if theretofore paid, shall at the option of the Initial Purchaser be applied on the principal amount due the Initial Purchaser or refunded by the Initial Purchaser to KBK, and (ii) in the event that the maturity of any amount due is accelerated or in the event of any prepayment or repurchase, then such consideration that constitutes interest under law applicable to the Initial Purchaser, may never include more than the Highest Lawful Rate and excess interest, if any, to the Initial Purchaser, provided for in this Agreement or otherwise shall be cancelled automatically as of the date of such acceleration, prepayment or repurchase and, if theretofore paid, shall, at the option of the Initial Purchaser be credited by the Initial Purchaser on the principal amount due to the Initial Purchaser or refunded by the Initial Purchaser to KBK. All sums paid or agreed to be paid to the Initial Purchaser for the use, forbearance or detention of sums due hereunder shall, to the extent permitted under applicable law, be amortized, prorated, allocated and spread throughout the full term of the payments until payment in full so that the rate or amount of interest or account of such payments does not exceed the applicable usury ceiling. To the extent that Article 5069-1.04 of the Texas Revised Civil Statutes is relevant to the Initial Purchaser for purposes of determining the Highest Lawful Rate, the Initial Purchaser hereby elects to determine the applicable rate ceiling under such Article by the indicated (weekly) rate ceiling from time to time in effect, subject to the Initial Purchaser's right subsequently to change such method in accordance with applicable law. The term "Highest Lawful Rate" as used herein means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received under this Agreement, under laws applicable to the Initial Purchaser that are presently in effect or, to the extent allowed by law, under such applicable laws that may hereafter be in effect in that allow a higher maximum nonusurious interest rate than applicable laws now allow. Article 5069, Chapter 15 of the Texas Revised Civil Statutes (which regulates certain revolving credit loans and revolving triparty accounts) shall not apply to this Agreement.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                              KBK FINANCIAL, INC., individually and as initial Servicer

                     By: ___________________________________
                     Name: _________________________________
                     Title: ________________________________

                              Address:
                              2200 City Center II
                              301 Commerce Street
                              Fort Worth, Texas  76102
                              Attention:     Michael D. Magill
                              Facsimile:     (817) 258-6105


                     KBK RECEIVABLES CORPORATION, as Initial
                              Purchaser


                     By: ___________________________________
                     Name: _________________________________
                     Title: ________________________________

                              Address:
                              2200 City Center II
                              301 Commerce Street
                              Fort Worth, Texas  76102
                              Attention:     Michael D. Magill
                              Facsimile:     (817) 258-6105

                                SCHEDULE 5.1(M)
                                LIST OF OFFICES